EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of February 1, 2010 (the “Effective Date”), by and between VACCINOGEN, INC. (the “Company”), and ANDREW L. TUSSING (the “Executive”).

WHEREAS, the Company and the Executive are currently parties to an employment letter agreement dated OCTOBER 17, 2007, and mutually agree that this Agreement supersedes in its entirety such earlier employment letter agreement;

WHEREAS, the Company recognizes the value and importance of the Executive’s services to the Company’s success, and therefore wishes to enter into this new Employment Agreement with the Executive; and

WHEREAS, the Executive recognizes and acknowledges the Company’s legitimate purposes of protecting its Confidential Information (as defined herein), assets, business relationships, and goodwill by avoiding for limited times competition as described herein and by avoiding unauthorized disclosure of the Company’s Confidential Information at any time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Employment. The Company hereby employs the Executive, upon the terms and conditions set forth herein, as CHIEF OPERATING OFFICER of the Company. The Executive agrees to devote his full working time and effort to the business and affairs of the Company and its affiliates and to perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with the Executive’s position as may be assigned to him from time to time by the Company and to perform such duties to the best of his ability. Notwithstanding the foregoing, (i) the Executive with the prior approval of the Company, may serve as a director on other corporate boards, provided that such activities do not interfere with the performance of his duties under this Agreement or create a conflict of interest or appearance of a conflict of interest with the performance of his duties under this Agreement; and (ii) the Executive may tend to his own investments, and pursue civic activities on a volunteer basis, provided that none of such activities interferes with the performance of his duties under this Agreement. Executive will report to the Chief Executive Officer of the Company.

2.          Initial Term and Additional Term. The term of the Executive’s employment hereunder shall commence on the Effective Date, and, unless terminated earlier pursuant to Section 4 hereof, shall (i) continue until December 31, 2012 (the “Initial Term”), and (ii) thereafter be extended for additional two (2) year periods (each, an “Additional Term”), unless either party, in its or his sole discretion, provides written notice of an intention to not renew the Agreement at the end of the Term at least one hundred and twenty (120) days prior to the end of the Term. As used in this Agreement, “Term” shall refer to the Initial Term and any Additional Term.

3.           Base Salary, Bonuses, and Benefits.

(a)          Base Salary. During the Term, the Company agrees to pay to the Executive an annual base salary of Two Hundred and Fifty Thousand Dollars ($250,000) (the actual amount payable from time to time hereunder is referred to as the “Base Salary”); provided, however, that the Base Salary may from time to time be increased (but not reduced) by the Company’s Board of Directors, at their sole discretion. The Base Salary, less all amounts required to be withheld under applicable law, shall be payable in equal periodic installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to executives of the Company, but in no event less frequently than monthly.

(b)          Signing Bonus. The Company shall pay the Executive a signing bonus of One Hundred and Seventy-Five Thousand Dollars ($175,000) by March 15, 2010.

(c)          Annual Bonus. For any calendar year during the Term, the Executive may earn a bonus of up to seventy-five percent (75%) of the Executive’s Base Salary for such calendar year (“Annual Bonus”), depending on the satisfaction of performance criteria for such calendar year, which shall be determined as follows. No later than February 1st of each calendar year, the Executive shall submit to the Company's President and Chief Executive Officer proposed performance goals for the calendar year. No later than March 1st of each calendar year, the Chief Executive Officer shall approve performance goals for the calendar year (either as presented by the Executive, or with reasonable modifications desired by the Chief Executive Officer). Fifty percent of the bonus will be paid on personal goal achievments. Such approved performance goals shall indicate the manner in which the Executive's Annual Bonus (if any) will be determined upon partial satisfaction of the majority of the goals. The other 50% of the Bonus will be a function of the Companies performance and meeting plan for the Calendar year. Any Annual Bonus due (less all amounts required to be withheld under applicable law) shall be paid to the Executive by the March 15th of the calendar year following the calendar year for which it is payable.

(d)          Equity Grants. The Company shall grant to the Executive equity (or phantom equity) that provides the Executive with the economic equivalent of 5% of the appreciation of the Company on a fully diluted basis, based on the Company's valuation as of a benchmark date within 12 months before or after the Effective Date. The terms and conditions of the grant shall be set forth in separate grant documentation.

(e)          Benefits. During the Term, the Company shall provide the Executive with the following benefits:

(1)         The Executive shall be entitled to participate in any employee benefit programs that the Company may provide to similarly-situated executives of the Company, including medical and dental coverage, life insurance, 401(k) plan, short-term and long-term disability coverage, and paid-time off.

(2)         The Executive shall be entitled to a Pinnacle Care membership (top membership level) covering the Executive and the Executive's family (or a similar medical concierge membership selected by the Company).

(3)         The Executive shall be entitled to reimbursement by the Company for expenses incurred in a calendar year with respect to tax, financial, family office and legal planning services (including tax return preparation), up to a maximum of $10,000 per calendar month during the Term.

(4)         The Executive shall be entitled to receive reimbursement from the Company for necessary business expenses reasonably incurred by him in performing his duties hereunder during the Term. The Company acknowledges that extensive travel, including international travel, is an integral part of the Executive's duties, and acknowledges that it is important for the Company's purposes for the Executive to be provided with travel conditions that are safe and comfortable, to enable the Executive to properly perform his duties.

Notwithstanding anything herein to the contrary, any taxable reimbursements provided under this Section 3(e) shall be subject to the following requirements: (i) no reimbursement shall affect the expenses eligible for reimbursement in any other calendar year; (ii) the Executive shall submit to the Company such statements and other evidence supporting the expenses to be reimbursed no later than as the Company may reasonably require; provided, however, that the reimbursement deadlines for the Executive shall not be shorter than the deadlines that apply to similarly-situated executives of the Company; (iii) all reimbursements shall be made no later than December 31 of the calendar year following the calendar year in which such related expenses were incurred; and (iv) the right to any reimbursements shall not be subject to liquidation or exchange for another benefit.

(f)          Effect of a Change in Control. In the event of a Change in Control (as defined in Section 3(g)), then the Executive shall vest in any outstanding equity (or phantom equity) awards granted under Section 3(d) in accordance with the terms of such awards. If, as the result of this Agreement, Executive becomes liable for payment of taxes under Section 4999 of the Code, Company shall pay Executive a tax-gross up payment in an amount, that, after payment of federal, state and local income and employment taxes, equals the amount of the taxes payable by Executive under Section 4999 of the Code. Such tax gross-up payment shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the respective taxes to the Internal Revenue Service.

(g)          Change in Control Defined. “Change in Control” shall mean (except as provided below) the occurrence of an event described in (1), (2), (3) or (4) below:

(1)         upon any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than any shareholder of Company as of the date of this Agreement, an entity controlled by, controlling or under common control with such shareholder, the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(2)         upon any shareholder, as of the date of this Agreement, of the Company or an entity controlled by, controlling or under common control with such shareholder, becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 60% or more of the combined voting power of the Company’s then outstanding securities;

(3)         a merger or consolidation of the Company or a subsidiary thereof with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation;

(4)         upon the approval by the security holders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than an incorporation transaction; or

(5)         an initial public offering of the Company.

4.           Termination.

(a)          General. The employment of the Executive hereunder (and the Agreement) shall terminate upon expiration of the Term pursuant to Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.

(b)          Termination Upon Death of Executive. The employment of the Executive hereunder (and the Agreement) shall terminate as of the date of the Executive’s death, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive’s designated beneficiary (or estate or his personal representative, as the case may be, if no beneficiary has been designated) (i) that portion, if any, of the Base Salary that remains unpaid for the period prior to the date of death, and (ii) a lump sum cash payment equal to one (1) times the Base Salary, plus an Annual Bonus equal to seventy-five percent (75%) of the Executive’s Base Salary. Such payment shall be made thirty (30) days following the date of the Executive’s death. Upon the Executive’s death, he shall vest in any outstanding equity (or phantom equity) awards granted under Section 3(d) in accordance with the terms of such awards.

(c)          Termination Upon Disability of Executive.

(1)         The employment of the Executive hereunder (and the Agreement) shall terminate as of the date of the Executive’s Disability (as defined below), in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive (i) that portion, if any, of the Base Salary that remains unpaid for the period prior to the date of Disability, and (ii) a lump sum cash payment equal to one (1) times the Base Salary, plus an Annual Bonus equal to seventy-five percent (75%) of the Executive’s Base Salary. Such payment shall be made thirty (30) days after the Executive incurs a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code) (a "Separation from Service") due to Disability. If the Executive becomes disabled, he shall vest in any outstanding equity or phantom equity awards granted under Section 3(d) in accordance with the terms of such awards.

(2)         For purposes of the Agreement, “Disability” shall mean that, pursuant to the written determination by two physicians (one selected by the Company and one selected by the Executive), because of a medically determinable disease, condition, injury, or other physical or mental disability, the Executive is unable to substantially perform the duties of the Executive required hereby, and that such disability is determined or reasonably expected to last for a continuous period of one-hundred and eighty (180) days; provided that, in the event such physicians fail to agree on such determination, such determination shall be made by a third physician selected by mutual agreement of the first two physicians.

(d)          Termination By Company for Cause.

(1)         The employment of the Executive hereunder (and the Agreement) shall be terminated, at the option of the Company, for “Cause” (as defined herein), upon written notice to Executive specifying in reasonable detail the reason therefor, in which event the Company shall have no further obligations or liabilities under the Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive that portion, if any, of the Base Salary that remains unpaid for the period prior to the date of termination.

(2)         For purposes of the Agreement, “Cause” shall mean: (i) willful misconduct (including but not limited to misappropriation of a material Company business opportunity, material violation of a confidentiality or non-competition obligation, or abuse of drugs or alcohol that results in the Executive being materially adversely affected in the performance of his job duties), or fraud by the Executive; (ii) conviction of (including a plea of guilty or nolo contendere to) a felony which has a material effect on the Company or the Executive's performance; or (iii) the failure to comply with any material obligation imposed upon the Executive pursuant to the Agreement; provided, however, that if such failure under clause (i) or (iii) is susceptible of cure, “Cause” shall be deemed to exist only after the failure has remained uncured for thirty (30) days following receipt by the Executive of written notice from the Company of the failure). Notwithstanding the foregoing, if the Executive disagrees with the good faith determination of the Company that there is no cure after the 30-day cure period, the Executive may request that such determination be submitted to binding arbitration before a single arbitrator in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association (with the each party responsible for its own fees and costs). If the Executive makes such a request for arbitration, the termination of the Executive shall not become effective unless and until it is upheld by a final decision issued through such arbitration process; provided, that the Company shall have the right, in its sole discretion, to relieve the Executive of all or any portion of his duties during such arbitration period pending the arbitration decision so long as the Company continues to pay and provide to the Executive on a timely basis the compensation and benefits that it would otherwise owe to the Executive during such period under this Agreement.

(e)          Voluntary Resignation by Executive. If the Executive voluntarily terminates employment other than for Good Reason during the Term, the Company shall have no further obligations or liabilities under the Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive that portion, if any, of the Base Salary that remains unpaid for the period prior to the date of termination.

(f)          Termination by Company Other than for Cause.

(1)         If the Executive incurs an involuntary Separation from Service for reasons other than for Cause, including nonrenewal of this Agreement pursuant to Section 2 herein, then subject to the Executive meeting the release requirements described in Section 4(f)(2) below, the Executive shall receive the following payments and benefits:

(A)         Continued payments for the greater of (i) the remainder of the Term (not including any renewal terms that have not yet begun, even if the notice period for nonrenewal has expired), or (ii) one (1) year (the greater of such two periods, the “Severance Period”), to be paid as follows:

(i)          Payments that would otherwise have been made within the 90-day period following the Executive's Separation from Service (had they commenced with the first regularly scheduled paydate following the Executive's Separation from Service) shall be paid in a lump sum on the final regularly scheduled paydate preceding the end of such ninety (90) day period (unless the Company, in its discretion, decides to make such lump sum payment on an earlier date within such 90-day period).

(ii)         Payments that are not due to be made until after the 90-day period following the Executive's Separation from Service (based on the Company's regular payroll schedule) shall be made when due, based on such regular payroll schedule.

(iii)        Each payment under this Section 4(f)(1)(A) shall be equal to one-hundred and seventy-five percent (175%) of the Executive’s per-pay period Base Salary amount as of such Separation from Service.

(B)         Continued medical and dental benefits as provided by the Company from time to time for its employees, at the Company’s expense, for the period of time equal to the shorter of the Severance Period or the maximum period of COBRA continuation coverage provided under Section 4980B(f) of the Internal Revenue Code (with such coverage to be treated as COBRA coverage); provided, however, that the Company shall not subsidize COBRA continuation coverage to the extent that the Executive is eligible for the COBRA subsidy under the American Recovery and Reinvestment Act of 2009.

(2)         The Executive complies with this requirements of this Section 4(f)(2), and becomes entitled to the payments and benefits described in Section 4(f)(1), only if the Executive executes a release of claims in favor of the Company in connection with the Executive’s employment in a form to be provided by the Company that is similar to the model release of claims attached as Schedule B to this Agreement, and any revocation period with respect to such release expires, by the final regularly scheduled paydate preceding the end of the ninety (90) day period following the Executive's Separation from Service.

(g)          Resignation for Good Reason. The Executive may resign his employment under this Agreement for Good Reason as set forth below.

(1)         “Good Reason” means one or more of the following conditions arising without the consent of the Executive, upon which the Executive resigns and incurs a Separation from Service within six (6) months following the initial existence of the condition:

(i)          A reduction in the Executive’s base compensation.

(ii)         A diminution in the Executive's authority, duties, or responsibilities.

(iii)        A requirement that the Executive report to a Company officer or employee other than the Chief Executive Officer.

(iv)        A change in the geographic location at which the Executive must perform the services.

(v)         Any other action or inaction that constitutes a material breach by the Company of this Agreement.

(2)         When the Executive becomes aware of a condition that constitutes what Executive regards as Good Reason under Section 4(g)(1)), the Executive shall provide the Company with written notice of the basis for Good Reason with sufficient specificity to enable the Company to understand any attempt to cure the situation. The Company shall then have thirty (30) business days from receipt of the notice to cure the situation. The Executive may extend such thirty (30) day cure period, in his sole and absolute discretion. If the Company fails to cure the situation within such cure period, the Executive may resign from employment for Good Reason. In the event that Company cures the situation(s) that constitutes the basis of the Good Reason as identified in the notice of Good Reason, the Executive may not terminate based on said notice of Good Reason. If the Company asserts that it has cured the situation, but the Executive does not agree with such assertion, the Executive may request that such determination be submitted to binding arbitration before a single arbitrator in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association (with the each party responsible for its own fees and costs). If the Executive makes such a request for arbitration, the Executive may not terminate his employment for Good Reason unless and until the Executive's position (that Good Reason was not cured) is upheld by a final decision issued through such arbitration process. The Executive must provide said notice of Good Reason within ninety (90) days of the initial existence of the condition that constitutes what Executive regards as Good Reason.

(3)         In the event that the Company cures the matter(s) that constitute(s) the basis of the Good Reason as identified in the Notice of Good Reason, Executive may not resign for Good Reason based on said Notice of Good Reason. A resignation of his employment by the Executive after the Good Reason has been cured shall be deemed to be a voluntary resignation without Good Reason under Section 4(e).

(4)         Upon a Separation from Service by the Executive for Good Reason, the Company shall pay to Executive the compensation and benefits described in Section 4(f), as though the Executive had incurred an involuntary Separation from Service without Cause.

5.           Non-Solicitation, Non-Competition, and Confidentiality.

(a)          Non-Solicitation and Non-Competition

(1)         During the Restriction Period (as defined below), Executive will not, without the written consent of the Company, in each instance directly or indirectly, conduct or engage in a Competing Business (as defined below). A “Competing Business” shall mean a business that provides vaccine-based treatment for colon cancer.

(2)         The “Restriction Period” shall be determined as follows:

(A)         If the employment of the Executive is terminated for Cause, or if the Executive resigns without Good Reason, the Restriction Period shall be three (3) years.

(B)         If the employment of the Executive terminates upon non-renewal of this Agreement pursuant to Section 2, the Restriction Period shall be one (1) year.

(C)         If the employment of the Executive is involuntarily terminated without Cause, or if the Executive terminates employment for Good Reason, there shall be no Restricted Period.

(3)         The term “carry on or participate in a business” shall include engaging in any of the following activities, directly or indirectly, other than carrying on or engaging in activities expressly permitted under this Agreement:

(A)         Carrying on or engaging in a Competing Business as a principal, or on Executive’s own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock or equity interests in any entity that is carrying on or engaging in a Competing Business.

(B)         As agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business.

(C)         Extending credit for the purpose of establishing or operating a Competing Business.

(D)         Lending or allowing the Executive’s name or reputation to be used in a Competing Business.

(E)         Otherwise allowing the Executive’s skill, knowledge or experience to be used in a Competing Business.

(4)         During the Restriction Period, the Executive will not, without the written consent of the Company or for the Company’s benefit, in each case directly or indirectly, solicit, raid, entice, induce or offer, any person who is then employed by the Company, to leave the Company’s employment or to become employed by any person or entity in any business, whether or not it is a Competing Business.

(5)         During the Restriction Period, the Executive will not, without the written consent of the Company, in each case directly or indirectly, solicit business for a Competing Business from any person or entity that is then a customer of the Company or that is being solicited by the Company.

(6)         During the Restriction Period, the Executive will not, without the written consent of the Company, in each case directly or indirectly, provide, or arrange for or assist in the provision of services by a Competing Business to any person or entity that is then a customer of the Company or that is being solicited by the Company.

(7)         If the Executive breaches this Agreement, the Company shall be entitled to injunctive relief, both pendente lite and permanently, against the Executive, as a remedy at law would be inadequate. In addition, the Company shall be entitled to such damages as it can show it has sustained, directly or indirectly, by reason of such a breach, and neither the Company nor any of its subsidiaries or affiliates shall be limited in such damages to the consideration paid to the Executive pursuant to this Agreement. Nothing in this Agreement shall be construed as limiting the Company’s remedies in any way.

(8)         To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance and not in limitation of the foregoing, it is expressly agreed that, should the duration of, or geographical extent of, or business activities covered by, the covenants contained in this Agreement be determined to be in excess of that which is valid or enforceable under applicable law, then such covenants shall be construed to cover only that duration or geographical extent or those activities that may be validly covered and enforced; provided, however, that to the full extent that the provisions of any applicable law may be waived by the Executive, they are hereby waived, such that this Agreement may be deemed to be valid and enforceable to the greatest possible extent. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent possible under applicable law.

(b)          Confidentiality and Non-Disclosure.

(1)         Except as permitted or directed by the Company or in connection with the Executive’s employment by the Company or one of its subsidiaries or affiliates, the Executive agrees to keep confidential and not to divulge or use any Confidential Information (as defined below) which the Executive has acquired or become acquainted with during the Executive’s employment with the Company or any of its subsidiaries or affiliates, whether developed by the Executive or by others. The Executive agrees to use Confidential Information only in carrying out the duties and responsibilities related to the Executive’s employment and, except in connection therewith, the Executive will not at any time disclose Confidential Information to any person or use the same for another person’s benefit, or the benefit of anyone other than the Company. The Executive shall take all reasonable precautions to safeguard Confidential Information which is entrusted to the Executive.

(2)         For purposes of this agreement, “Confidential Information” shall mean:

(A)         Any non-public information of the Company that is designated as confidential or proprietary, that, due to its character and nature, a reasonable person employed by the Company would know was confidential or proprietary, or that derives independent value from not being generally known to the public.

(B)         Non-public information regarding or comprising the Company’s customers and customer lists, suppliers and supplier lists, procurement programs, customer and “net-net” pricing, financial matters, rebates and allowances, business matters, business policies, sales, marketing, processes, techniques, know-how, strategic, tactical or development plans, personnel information, or means of doing business.

(C)         Other non-public Company information obtained directly or indirectly by the Executive in the course of the Executive’s employment.

(3)         The Executive shall be not liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized agency of government; provided that, if available, five days’ notice first be given to the Company so a protective order, if appropriate, may be sought.

(4)         The Executive acknowledges that the Company’s Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or use of such Confidential Information other than for the sole benefit of the Company or any of its subsidiaries or affiliates would be wrongful and would cause irreparable harm to the Company and/or its subsidiaries and affiliates.

(5)         The Executive agrees to return to the Company at any time the Executive separates from the Company’s employment, or earlier if so requested by the Company, all Confidential Information in the Executive’s possession, including any copies made by the Executive, and the relevant documents, diskettes, files, hardware, computers, devices, memories, software and generally all other materials or devices which contain or embody the same.

(6)         The terms of this Confidentiality and Nondisclosure agreement shall be applicable to the Executive at all times during the Executive’s employment with the Company and shall survive the termination of such employment forever.

6.          Key Person Life Insurance. The Company shall obtain and maintain key person life insurance (under which the Company would be owner and beneficiary of a policy insuring the Executive's life), the Executive agrees to fully cooperate with the Company's efforts to secure such coverage, including but not limited to, accurately completing any insurance applications and undergoing any medical examinations required in connection with policy underwriting, and to provide such consent as is necessary for the Company to obtain favorable tax treatment under Section 101(j) of the Internal Revenue Code (as amended from time to time).

7.          Remedies. The Executive and the Company acknowledge and agree that if the Executive or the Company breach any of the provisions of this Agreement, the Executive or the Company, as the case may be, may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Executive or the Company, as the case may be, may have, the Executive or the Company, as the case may be, shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement by the Executive or the Company, as the case may be, and to enforce the provisions of this Agreement, and the Executive and the Company hereby waive any and all defenses they may have on the grounds of lack of jurisdiction or competence of a court to grant such an injunction or other equitable relief. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which the Executive or the Company may have at law or in equity.

8.          Interpretation: Severability.

(a)          The Executive has carefully considered the possible effects on the Executive of the covenants not to compete and other obligations contained in this Agreement, and the Executive (i) recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s and its affiliates’ legitimate business interests, and (ii) acknowledges and agrees that the restrictions set forth in this Agreement are reasonable and necessary in order to protect the Company’s and its affiliates’ legitimate business interests.

(b)          It is the intention of the parties hereto that the covenants, provisions, and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, geographic scope, or character of restrictions, such covenant, provision, or agreement shall not be rendered unenforceable thereby, but rather the duration, geographic scope, or character of restrictions of such covenant, provision, or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision, or agreement reasonable, and such covenant, provision, or agreement shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision, or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions, or agreements contained herein are not enforceable, the remaining covenants, provisions, and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes, civil law, or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.

9.          Representation and Warranty. The Executive hereby represents and warrants to the Company that he is not a party to (or otherwise subject to or bound by) any contract, agreement, or other obligation of any kind limiting the freedom of the Executive to (i) engage, directly or indirectly, in any business activity (including without limitation, the Business), (ii) compete, directly or indirectly, with any person or entity, or (iii) be employed by, provide services to, or own any interest in, the Company.

10.        Applicable Law: Jurisdiction. The parties shall use their best efforts to resolve amicably any and all disputes relating to this Agreement (“Disputes”). Subject to preemption by federal law, all Disputes arising under this Agreement shall be determined pursuant to the laws of the State of Maryland, regardless of applicable principles of conflicts of laws. The parties irrevocably submit to the exclusive jurisdiction of (1) the courts of the State of Maryland and (2) if federal jurisdiction exists, to the United States District Court of Maryland. EXECUTIVE AGREES TO WAIVE HIS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

11.        Mitigation and Offset. Notwithstanding anything herein to the contrary, Executive will not be required to seek other employment if his employment terminates under circumstances that entitle him to benefits under Section 4(f) herein.

12.        Notices. All notices and communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and effective when received if (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) sent by other delivery services providing evidence of delivery, to the following:

If to the Executive:

ANDREW L. TUSSING

10212 Little Brick House Ct.

Ellicott City, MD 21042

USA

If to the Company:

Vaccinogen, Inc.

5300 Westview Dr.

Suite 406

Frederick, MD 21703

or to such other address as a party provides (in accordance herewith) to the other party from time to time.

13.        Entire Agreement: Amendment; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written. No amendment, modification, or waiver of this Agreement shall be binding unless executed in writing by all of the parties hereto, or in the case of a waiver, by the party for whom such benefit was intended. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided in writing.

14.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns; provided, however, that the Executive may not assign any of his rights or obligations hereunder without the prior written consent of the Company.

15.        Representation by Counsel. Each of the parties hereto acknowledges that (i) it or he has read the Agreement in its entirety and understands all of its terms and conditions, (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to do so was its or his alone, and (iii) it or he is entering into the Agreement of its or his own free will, without coercion from any source. Venable LLP has represented the Company, not the Executive, in connection with this Agreement.

16.        Indemnification; Insurance; Assistance with Legal Action.

(a)          The Company shall indemnify and hold Executive harmless, to the maximum extent permitted by law, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that Executive is or was an officer of the Company.

(b)          The Company hereby represents and warrants (a) that Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers; and (b) that the Company will maintain such insurance, in not less than its present limits, throughout the term of this Agreement.

(c)          The Executive agrees that he will, upon reasonable notice, furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any litigation, or governmental inquiry or proceeding, in which it or any of its predecessors, successors, subsidiaries, officers, directors, shareholders, agents, affiliates, investors, and attorneys is, or may become, a party or otherwise involved. The Executive will be entitled to compensation for his reasonable time spent in providing such assistance, at a rate of $500 per hour (with a cap of $4,000 per day). The Executive will also be entitled to reimbursement of reasonable expenses incurred in connection with such assistance.

17.        Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that he, it, or his or its counsel was the drafter thereof.

18.       Survival. The provisions of Sections 5, 7, 8, and 10 through 16, inclusive, shall survive the termination of this Agreement.

19.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

20.        Section 409A. The Executive and the Company agree that the terms of this Agreement are intended to be construed in accordance with Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that Section 409A applies to any payment required under this Agreement, such payment shall be made in conformance with the provisions of Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Executive has executed this Agreement, each as of the Effective Date.

WITNESS/ATTEST:	COMPANY:

Vaccinogen, Inc.

/s/ Wilda M. Hankins	By:	/s/ Michael G. Hanna, Jr.	(SEAL)
Name: Michael G. Hanna, Jr., Ph.D.
Title: Chief Executive Officer

	Date:	2/1/10

EXECUTIVE:

/s/ Wilda M. Hankins	/s/ Andrew L. Tussing		(SEAL)
ANDREW L. TUSSING

	Date:	2-1-10

December 21, 2010

Andrew L. Tussing

Vaccinogen, Inc.

5300 Westview Drive

Suite 406

Frederick, Maryland 21703

Re:	Amendment to Employment Agreement

Dear Andy:

I am writing to confirm our recent discussions concerning amendments to the employment agreement between you and Vaccinogen, Inc., effective as of February 1, 2010 (the "Agreement").

In accordance with Section 13 of the Agreement, the Agreement is hereby amended as follows, effective as of December 21, 2010:

1.          Section 2 of the Agreement (Term) is amended by deleting the phrase "December 31, 2012" and inserting in its place "December 31, 2011".

2.          Section 3(b) of the Agreement (Signing Bonus) is hereby deleted

3.          Section 3(d) of the Agreement (Equity Grants) is hereby deleted.

4.          Section 3(g) of the Agreement (Change in Control) is hereby amended by the addition of the following new Section 3(g)(6) at the end thereof: "and; (6) For the avoidance of doubt and notwithstanding the foregoing, the issuance by the Company of Series B Preferred Stock pursuant to Section 4 of that certain Investors’ Rights Agreement – Series B Preferred Stock, by and among the Company, the investors listed on Schedule A thereto (the “Investors”) and certain Key Holders (as defined therein) causing the Investors to have been issued shares equal to fifty percent (50%) of the total outstanding equity ownership of the Company on a fully-diluted and as-converted basis, shall not be a “Change of Control” for purposes of this Section 3(g).”

5.          Sections 4(b) and 4(c)(1) of the Agreement (Death and Disability) are hereby amended by deleting the phrase ", plus an Annual Bonus equal to seventy-five percent (75%) of the Executive's Base Salary".

Vaccinogen, Inc. • 5300 Westview Drive, Suite 406 • Frederick, MD 21703 USA
Phone 301.668.8400 • Fax 301.631.2970 • www.vaccinogen.co.uk

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6.          Section 4(f)(1)(A)(iii) of the Agreement (Severance) is hereby amended by deleting the phrase "one-hundred and seventy-five percent (175%) of the Executive's per-pay period Base Salary amount" and inserting in its place "one-hundred percent (100%) of the Executive's per-pay period Base Salary amount."

7.          Section 6 of the Agreement (Key Person Life Insurance) is hereby deleted.

8.          Schedule A of the Agreement (Form of Equity/Phantom Equity Grant) is hereby deleted.

Except for the amendments noted above, the Agreement remains in full force and effect.

Please sign and date this letter below to indicate your agreement with the terms of this letter.

Very truly yours,

VACCINOGEN, INC.

By:	/s/ Michael Kranda
Michael Kranda
Chief Executive Officer

I have read this letter, and agree to the changes to the Agreement that are set forth above.

/s/ Andrew L. Tussing
Andrew L. Tussing

Date: December 21, 2010

Vaccinogen, Inc. • 5300 Westview Drive, Suite 406 • Frederick, MD 21703 USA

Phone 301.668.8400 • Fax 301.631.2970 • www.vaccinogen.co.uk

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